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                                                                        EXHIBIT 11
                                   COMPUTATION OF EARNINGS PER COMMON SHARE
                                   (In thousands except for per share amounts)


                                                                                     Year ended December 31

                                                                    1994                1993                1992

Primary:
Average common shares outstanding                                276,094             273,620             271,647

     Net income (loss) available for common stockholders          $931,000            $637,000           ($496,000)

     Net earnings (loss) per common share                            $3.37               $2.33              ($1.83)


Note:In computing primary earnings per common share, no adjustment was made for the net effect of dilutive stock options. The aggregate dilution produced by common stock equivalents, based on the treasury stock method, is not material.


Fully Diluted:
     Average common shares outstanding                             276,094             273,620             271,647

     Net effect of dilutive stock options - based on
         treasury stock method using the ending market price,
         if higher than average market price                         4,907               5,085                   -

           Total                                                   281,001             278,705             271,647

     Net income (loss) available for common stockholders          $931,000            $637,000           ($496,000)

     Net earnings (loss) per common share                            $3.31               $2.29              ($1.83)


Note:The aggregate dilution produced by common share equivalents is not material and accordingly the fully diluted earnings per common share need not be reported in the Company's Financial Statements as of December 31, 1994.

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